12665969 Montana Secretary of State Filed: May 13, 2019 10:03 AM BID: D1 119207

Articles of Incorporation

Lucent, Inc (01119207)

General Details

Handling Option	Standard Processing
Delayed Effective Date
Corporate Type	General For Profit Corporation
Business Entity Name	Lucent, Inc

Registered Agent in Montana

Name	Michael McCabe
Street Address	622 Pine Ave, Whitefish, Montana,
59937, United States
Mailing Address	Same as Street Address
Registered Agent Type	Non-Commercial

The appointment of the registered agent listed above is an affirmation by the represented entity that the agent has consented to serve as a registered agent.

Yes

Business Mailing Address of Principal Office

Postal Address	622 Pine Ave, Whitefish, Montana, 59937, United States

Physical Address	622 Pine Ave, Whitefish, Montana, 59937, United States

Term	Perpetual
Purpose	All lawful business

Incorporators

Individual
Name	Michael McCabe
Status	Active
Business Mailing Address	622 Pine Ave, Whitefish, Montana, 59937, United States

Directors

Name	Michael McCabe
Status	Active
Business Mailing Address	622 Pine Ave, Whitefish, Montana, 59937, United States
Position	Director

Name	Tom McCrimmon
Status	Active
Business Mailing Address	622 Pine Ave, Whitefish, Montana, 59937, United States
Position	Director

Shares

Share Name	Common
Authorized Shares	200000000
Share Par Value	0.0001

Signature

I have been authorized by the business entity to file this document online.

Yes

I, HEREBY SWEAR AND/OR AFFIRM, under penalty of law, including criminal prosecution, that the facts contained in this document are true. I certify that I am signing this document as the person(s) whose signature is required, or as an agent of the person(s) whose signature is required, who has authorized me to place his/her signature on this document.

Yes

Name	Michael McCabe
Position	Incorporator
Date	05/13/2019

Daytime Contact

Phone	(1) 800·981·7183
Email	fulfillment@bi zfi lings.com